UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 16, 2008

IMS HEALTH INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	No. 001-14049	No. 06-1506026
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Main Avenue Norwalk, Connecticut		06851
(Address of Principal Executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 845-5200

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Compensatory Arrangements of Certain Officers.

IMS Health Incorporated (the “Company”) entered into an employment agreement with David R. Carlucci, Chairman of the Board, Chief Executive Officer and President of the Company, effective as of October 7, 2002, which was amended and restated effective as of each of December 3, 2002, January 1, 2005, and February 16, 2006, and amended effective January 1, 2005.

On December 16, 2008, the Human Resources Committee of the Board of Directors of the Company approved and recommended to the Board of Directors, and the Board of Directors approved, an amendment and restatement of Mr. Carlucci’s employment agreement (the “Employment Agreement”) in order to bring the Employment Agreement into compliance with the final Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  In addition, the Employment Agreement was amended to provide that if the executive’s employment is terminated by the Company without “Cause” or if the executive terminates employment for “Good Reason” after a “Potential Change in Control” but before a “Change in “Control” (as such terms are defined in the Employment Agreement) and the contemplated Change in Control actually occurs, the compensation and benefits that would have been payable under the Employment Agreement upon such a termination upon or following a Change in Control will be paid after such Change in Control occurs.  The Employment Agreement was further amended with respect to certain continuing welfare benefits payable upon termination of employment.  Previously, the Employment Agreement had provided that the Company would reimburse the executive (on an after-tax basis) for the cost of such continuing welfare benefits for the executive and his family only if the executive were ineligible for coverage under the Company-sponsored welfare benefit plans following termination of employment and had to purchase such coverage independently.  The amended and restated Employment Agreement now provides that the Company will reimburse the executive for the cost of such coverage if the executive qualifies for coverage under the Company-sponsored welfare benefit plans.  As amended, the Employment Agreement provides that reimbursements for the cost of retiree medical coverage will be made available upon executive’s termination of employment for any reason other than by the Company for Cause.  Reimbursements would also be on an after-tax basis, i.e., include amounts for income taxes payable by the executive as a result of receipt of the reimbursement payments.

The amendment and restatement of the Employment Agreement also provides for an enhanced retirement benefit to the executive under the Company’s Supplemental Executive Retirement Plan (“SERP”), as an inducement to the executive to remain in service until at least 2013.  The modification in effect increases the rate of accrual of SERP benefits in the years 2008 — 2013 from 1.675% per year to 3.5% per year, so that, for a termination at or after December 16, 2013, the CEO’s SERP benefit would be an annual payment of 60% of Average Final Compensation (as defined in the SERP), less the amount of certain benefits from a previous employer and other offset amounts.  The incremental additional benefit is subject also to a vesting requirement, such that one-sixth of the accrued additional benefit vests in 2008 and an additional one-sixth vests in each of the years 2009 -2013.  The effect of annual accruals together with graded vesting of the accrued additional benefit is that the majority of the added benefit would become available only through service in the later years of the period 2009 – 2013.  Vesting would accelerate upon death, disability, or termination by the Company not for Cause or termination by the executive for Good Reason, but not in the event of termination by the Company for Cause, retirement or other voluntary termination by the executive without Good Reason.

On December 16, 2008, the Human Resources Committee of the Board of Directors of the Company also approved amendments to the IMS Health Incorporated Executive Annual Incentive Plan (the “EAI Plan”) to comply with the final Treasury Regulations under Section 409A of the Code.

A copy of each of the amended and restated Employment Agreement and the EAI Plan is attached hereto and is incorporated by reference into this Item 5.02.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement by and between IMS Health Incorporated and David R. Carlucci, as amended and restated as of January 1, 2005.

10.2	IMS Health Incorporated Executive Annual Incentive Plan, as amended and restated December 16, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMS HEALTH INCORPORATED (Registrant)

By:	/s/ Robert H. Steinfeld

	Name:	Robert H. Steinfeld
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date:  December 22, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Employment Agreement by and between IMS Health Incorporated and David R. Carlucci, as amended and restated as of January 1, 2005.

10.2	IMS Health Incorporated Executive Annual Incentive Plan, as amended and restated December 16, 2008.